UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) September 26, 2011

PLAINSCAPITAL CORPORATION

(Exact name of registrant as specified in its charter)

Texas	000-53629	75-2182440
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2323 Victory Avenue, Suite 1400, Dallas, Texas		75219
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (214) 252-4000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

Issuance of Preferred Stock Under Small Business Lending Fund. On September 27, 2011, PlainsCapital Corporation (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with the Secretary of the Treasury, pursuant to which the Company issued 114,068 shares of the Company’s newly designated Non-Cumulative Perpetual Preferred Stock, Series C (the “Series C Preferred Stock”), having a liquidation value of $1,000 per share, for a total purchase price of $114,068,000. The Series C Preferred Stock was issued pursuant to the Small Business Lending Fund (“SBLF”) program, a $30 billion fund established under the Small Business Jobs Act of 2010 that was created to encourage lending to small businesses by providing capital to qualified community banks with assets of less than $10 billion.

The Series C Preferred Stock qualifies as Tier 1 capital and is entitled to receive non-cumulative dividends, payable quarterly, on each January 1, April 1, July 1 and October 1, beginning January 1, 2012. The dividend rate, as a percentage of the liquidation amount, fluctuates on a quarterly basis during the first 10 quarters during which the Series C Preferred Stock is outstanding, based upon changes in the level of “Qualified Small Business Lending” or “QSBL” (as defined in the Purchase Agreement) by the Company’s wholly owned subsidiary, PlainsCapital Bank (the “Bank”). The dividend rate for the initial dividend period (which ends September 30, 2011) is five percent (5%). Based upon the current level of the Bank’s QSBL compared to the baseline level calculated under the terms of the Purchase Agreement, the dividend rate for the first full calendar period (which will end on December 31, 2011) is expected to be approximately 4.065%, subject to confirmation by the Secretary of the Treasury. For the second through ninth calendar quarters, the dividend rate may be adjusted to between one percent (1%) and five percent (5%) per annum based upon the increase in QSBL as compared to the baseline. For the tenth calendar quarter through four and one half years after issuance, the dividend rate will be fixed at between one percent (1%) and seven percent (7%) based upon the level of QSBL compared to the baseline, and, if the level of the Bank’s QSBL has not increased from its baseline, the Company will be required to pay a quarterly lending incentive fee of 0.5%. After four and one half years from the issuance, the dividend rate will increase to nine percent (9%).

The Series C Preferred Stock is non-voting, except in limited circumstances. For instance, holders of Series C Preferred Stock would have the right to vote in connection with the authorization of stock senior to the Series C Preferred Stock, amendments to the certificate of formation of the Company adversely affecting the Series C Preferred Stock or certain fundamental transactions affecting the Series C Preferred Stock. In addition, in the event that the Company misses five dividend payments, whether or not consecutive, the holder of the Series C Preferred Stock will have the right, but not the obligation, to appoint a representative as an observer on the Company’s Board of Directors. In the event that the Company misses six dividend payments, whether or not consecutive, and if the then outstanding aggregate liquidation amount of Series C Preferred Stock is at least $25,000,000, then the holder of the Series C Preferred Stock will have the right to designate two directors to the Board of Directors of the Company. The right of the holder of the Series C Preferred Stock to appoint a non-voting observer or elect directors, as the case may be, will terminate when full dividends have been timely paid on the Series C Preferred Stock for at least four consecutive dividend periods.

The Series C Preferred Stock may be redeemed at any time at the Company’s option, at a redemption price of 100% of the liquidation amount plus accrued but unpaid dividends to the date of redemption for the current period, subject to the approval of its federal banking regulator.

The Series C Preferred Stock was issued in a private placement exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D promulgated thereunder. The Company has agreed to register the Series C Preferred Stock when the Company becomes eligible to register the securities on a registration statement on Form S-3 or upon the earlier request by the Secretary of the Treasury. The Series C Preferred Stock is not subject to any contractual restrictions on transfer.

A copy of the Purchase Agreement is attached as Exhibit 10.1 hereto and incorporated by reference herein. The foregoing description of the Purchase Agreement is qualified in its entirety by the full text of the Purchase Agreement. The Series C Preferred Stock was issued under a Certificate of Designation described in Item 5.03 below.

The Purchase Agreement contains certain representations and warranties made by the parties thereto. The assertions embodied in such representations and warranties are not necessarily assertions of fact, but a mechanism for the parties to allocate risk. Accordingly, investors should not rely on the representations and warranties as characterizations of the actual state of facts or for any other purpose at the time they were made or otherwise. The Purchase Agreement is not intended as a document for investors to obtain factual information about the current state of affairs of the parties to the Purchase Agreement. Rather, investors should look to other disclosures contained in the Company’s reports filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Redemption of Series A Preferred Stock and Series B Preferred Stock. On September 27, 2011, the Company entered into and consummated a repurchase letter agreement (the “Repurchase Letter”) with the U.S. Department of the Treasury (“Treasury”), pursuant to which the Company redeemed, out of the proceeds of the issuance of the Series C Preferred Stock, all 87,631 outstanding shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A (“Series A Preferred Stock”) and 4,382 outstanding shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series B (“Series B Preferred Stock”), for an aggregate redemption price of approximately $92,570,000. The Series A Preferred Stock and Series B Preferred Stock were issued on December 19, 2008 to Treasury under the Capital Purchase Program, a part of the Troubled Asset Relief Program (“TARP”).

A copy of the Repurchase Letter is included as Exhibit 10.2 hereto and incorporated by reference herein. The foregoing description of the Repurchase Letter is qualified in its entirety by the full text of the Repurchase Letter.

Section 3 - Securities and Trading Markets

Item 3.02 Unregistered Sale of Equity Securities

The information set forth under Item 1.01 is incorporated by reference into this Item 3.02. The issuance and sale of the Series C Preferred Stock was exempt from registration pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. The Company has not engaged in a general solicitation or advertising with regard to the issuance and sale of such securities and has not offered securities to the public in connection with this issuance and sale.

Item 3.03 Material Modification of Rights of Security Holders

The information set forth under Item 1.01 is incorporated by reference into this Item 3.03. The terms of the Certificate of Designation relating to the Series C Preferred Stock (the “Certificate of Designation”) impose limits on the ability of the Company to pay dividends and repurchase shares of common stock. Under the terms of the Certificate of Designation, so long as any shares of Series C Preferred Stock are outstanding, no repurchases may be effected, and no dividends may be declared or paid, on preferred shares ranking pari passu with the Series C Preferred Stock, junior preferred shares, or other junior securities (including common stock) during any quarter in which the Company fails to declare and pay dividends on the Series C Preferred Stock and for the next three quarters following such failure, except that, in any such quarter in which the dividend is paid, dividend payments on shares ranking pari passu may be paid to the extent necessary to avoid any resulting material covenant breach.

Under the terms of the Certificate of Designation, so long as any shares of Series C Preferred Stock are outstanding, the Company may only declare and pay a dividend on the common stock or other stock junior to the Series C Preferred Stock, or repurchase shares of any such class or series of stock, if, after payment of such dividend, the dollar amount of the Company’s Tier 1 Capital would be at least 90% of the Signing Date Tier 1 Capital, as set forth in the Certificate of Designation, excluding any subsequent net charge-offs and any redemption of the Series C Preferred Stock (“Tier 1 Dividend Threshold”). The Tier 1 Dividend Threshold is subject to reduction, beginning in the eleventh dividend period, based on increases in the QSBL over the baseline level starting on the second anniversary of issuance.

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers

As a result of the redemption of the Series A Preferred Stock and Series B Preferred Stock, the Company is no longer subject to the TARP executive compensation requirements.

Item 5.03 Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year

In connection with the Series C Preferred Stock transaction, the Company filed the Certificate of Designation with the Secretary of State of the State of Texas on September 26, 2011 for the purpose of designating the terms, preferences, limitations and relative rights of the Series C Preferred Stock. A description of the Certificate of Designation is set forth under Item 1.01 and incorporated by reference into this Item 5.03.

A copy of the Certificate of Designation for the Series C Preferred Stock is attached hereto as Exhibit 3.1 and is incorporated by reference herein. The foregoing description of the Certificate of Designation is qualified in its entirety by the full text of the Certificate of Designation. The form of stock certificate for the Series C Preferred Stock is attached hereto as Exhibit 4.1 and is incorporated by reference herein.

Section 7 – Regulation FD

Item 7.01	Regulation FD Disclosure.

The Company prepared a brochure concerning the growth of its business and disclosing certain financial highlights through the second quarter of 2011. The Company expects to provide the brochure to certain shareholders, existing and prospective clients and other persons in the near future. A copy of this brochure is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

In accordance with General Instruction B.2 of Form 8-K, the information in this Item 7.01 (including Exhibits 99.1) is being furnished pursuant to Item 7.01 and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or otherwise be subject to the liabilities of that section, and such information shall not be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and regardless of any general incorporation language in such filing. Furthermore, the furnishing of information under Item 7.01 of this Current Report on Form 8-K is not intended to constitute a determination by the Company that the information contained herein (including the exhibits hereto) is material or that the dissemination of such information is required by Regulation FD.

Section 9 - Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

3.1	Certificate of Designation of Non-Cumulative Perpetual Preferred Stock, Series C.

4.1	Form of Stock Certificate for Non-Cumulative Perpetual Preferred Stock, Series C.

10.1	Securities Purchase Agreement, dated September 27, 2011, between PlainsCapital Corporation and the Secretary of the Treasury.

10.2	Repurchase Letter Agreement, dated September 27, 2011, between PlainsCapital Corporation and the United States Department of the Treasury.

99.1	Brochure entitled “How We Sustain Our Momentum” (furnished herewith pursuant to Item 7.01).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLAINSCAPITAL CORPORATION

Date: September 27, 2011	By:	/s/ JOHN A. MARTIN
	Name:	John A. Martin
	Title:	Executive Vice President, Chief Financial Officer

Exhibit Index

Exhibit No.	Description

3.1	Certificate of Designation of Non-Cumulative Perpetual Preferred Stock, Series C.

4.1	Form of Stock Certificate for Non-Cumulative Perpetual Preferred Stock, Series C.

10.1	Securities Purchase Agreement, dated September 27, 2011, between PlainsCapital Corporation and the Secretary of the Treasury.

10.2	Repurchase Letter Agreement, dated September 27, 2011, between PlainsCapital Corporation and the United States Department of the Treasury.

99.1	Brochure entitled “How We Sustain Our Momentum” (furnished herewith pursuant to Item 7.01).